Exhibit (a)(5)(E)

FLY LEASING DECEMBER 2015

PAGE 1 DISCLAIMERS Forward-Looking Statements This presentation contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for FLY’s future business and financial performance and the planned tender offer and repurchase program. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks. Further information on the factors and risks that may affect FLY’s business is included in filings FLY makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 20-F and its Reports on Form 6-K. FLY expressly disclaims any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in its views or expectations, or otherwise. Information Regarding the Tender Offer The discussion of the tender offer in this presentation is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any FLY shares. The tender offer is made solely by an Offer to Purchase and the related Letter of Transmittal, each dated November 17, 2015, as they may be amended or supplemented. Shareholders and investors are urged to read the Tender Offer Statement on Schedule TO, filed by FLY with the Securities and Exchange Commission (the “SEC”) on November 17, 2015 in connection with the tender offer including the Offer to Purchase, the related Letter of Transmittal and other offer materials and exhibits thereto, as well as any amendments or supplements to the Schedule TO, which contain important information. Investors may obtain these documents for free from the SEC at its website (www.sec.gov) or from the information agent engaged by FLY in connection with the tender offer.

PAGE 2 Buying Younger Aircraft $628m acquired in 2015 YTD 77 aircraft – $2.5b Book Value1 Leased to 42 airlines in 26 countries1 Decreasing Cost of Debt Focus on liability management Managed by Industry Leader BBAM manages 400+ aircraft, established in 1989 Insider Ownership is Growing Own $45m and announced intent to buy $10m more 6.8 Year Average Age1,2 6.1 years average remaining lease term1,2 FLY AT A GLANCE Decreasing SG&A Recent reduction in annual management fee Selling Older Aircraft Selling 57 older, less profitable aircraft to improve ROE1 Note: Fleet metrics as of September 30, 2015. (1)Reflects the sale of 18 aircraft completed as of 9/30/2015 and, on a pro forma basis, the sale of 39 additional aircraft contracted to be sold as if such sales had been consummated as of September 30, 2015. (2)Weighted by net book value as of September 30, 2015.

PAGE 3 (1)Reflects the sale of 18 aircraft completed as of 9/30/2015 and, on a pro forma basis, the sale of 39 additional aircraft contracted to be sold as if such sales had been consummated as of September 30, 2015. (2)All Next Generation except for one B737-300 freighter. (3)As of September 30, 2015. PRO FORMA1 Aircraft Type # of Aircraft % of NBV3 A320 Family 27 26% A330 3 10% A340 3 6% B737 Family2 38 46% B757/767/777F 5 9% B787 1 3% Total 77 100%

PAGE 4 Note: As of September 30, 2015. (1)Reflects the sale of 18 aircraft completed as of 9/30/2015 and, on a pro forma basis, the sale of 39 additional aircraft contracted to be sold as if such sales had been consummated as of September 30, 2015. (2)1% in Russia. (3)9% in China. DIVERSIFIED GROUP OF GLOBAL LESSEES 33% 11% 7% 39% 9% 1% EuropeNorth AmericaMexico, Central & South AmericaAsia & South PacificMiddle East & AfricaOff-LeaseLessee Country % of NBV1 Philippines 12% Ethiopia 7% UK 6% India 5% Germany 4% Thailand 4% Chile 4% China 3% USA 3% Turkey 3% Top 10 Lessees 51%

PAGE 5 Improving ROE Aggressively Repurchasing Shares Reducing SG&A Actively Managing Liabilities Reinvesting in Higher Yielding Assets Selling Under-Performing Assets DRIVERS OF IMPROVING ROE Selling 57 aircraft – average age of 13 years Lowered cost of secured debt by 32 basis points in 12 months through Q3 2015 Reduced Adjusted SG&A by 19% in 12 months through Q3 20153 Acquired 32 aircraft for $1.6b with average age of two years since January 20141,2 (1)Weighted by net book value. (2)As of November 30, 2015. (3)Adjusted SG&A is a non-GAAP measure. See Appendix. Recently announced $100m share repurchase program

PAGE 6 ACCELERATES RETURN OF CAPITAL TO SHAREHOLDERS •$100m stock repurchase program recently approved by Board •$75m Modified Dutch Auction Tender Offer •$25m Open Market Repurchase Program •Replaces dividend and accelerates return of capital (2.4x annual dividend) •Creates significant value given discount to book •BBAM shareholders informed the Board that they intend to acquire $10m in shares via open market purchases following the Tender •Further aligns interest of FLY and BBAM •Underscores value in FLY shares

PAGE 7 SHARE REPURCHASES ARE ACCRETIVE Pro Forma EPS1 Pro Forma Book Value / Share1 $16.95 $17.81 Q3 2015 Book Value / ShareQ3 2015 Pro forma for$100m Share Repurchase5% $0.47 $0.58 Q3 2015 ActualQ3 2015 Pro forma for$100m Share Repurchase23% (1)See Appendix for calculations.

PAGE 8 UPDATE ON AIRCRAFT SALES 2013 2014 Sold / Contracted to Sell 2015 Aircraft Sold 10 8 57 Average Age 14 yrs 13 yrs 13 yrs

PAGE 9 •$628m of acquisitions completed YTD •Ample liquidity: •Over $900m cash to invest in younger aircraft •Attractive financing available •Acquisitions immediately accretive to bottom line 2013 2014 Acquired / Identified 2015 Aircraft Acquired 14 22 10 Average Age in Years1 2 3 2 Total Acquisition Costs $642m $952m $628m

PAGE 10 Q3 2014Q3 2015Pro FormaAverage Fleet Age1 Average Remaining Lease Term1 Q3 2014Q3 2015Pro Forma(1)Weighted by net book value of flight equipment held for operating lease, net. (2)Reflects the sale of 18 aircraft completed as of 9/30/2015 and, on a pro forma basis, the sale of 39 additional aircraft contracted to be sold as if such sales had been consummated as of September 30, 2015. 2 ENHANCING PORTFOLIO METRICS 7.0 yrs 6.8 yrs 5.9 yrs 6.1 yrs 8.2 yrs 4.9 yrs 2

PAGE 11 Cost of Secured Debt1 (1)Represents the contractual interest rates and effect of derivative instruments and excludes the amortization of debt discounts and debt issuance costs. See Capital Structure & Liquidity Summary in the Appendix. 5.12% 4.67% 4.26% 4.04% 3.88% FY 2011FY 2012FY 2013FY 2014Q3 2015ACTIVELY MANAGING LIABILITIES AND EXPENSES 2015 Milestones •Reduced cost of secured debt by 32 bps in last twelve months through Q3 2015 •Re-priced Term Loan, saving $4m annual interest expense •Closed high-cost legacy acquisition facility

PAGE 12 9.0% 7.3% Q3 2014Q3 2015Adjusted SG&A1 as a % of Total Revenue (1)Non-GAAP measure. See Appendix. SG&A AS A % OF REVENUE CONTINUES TO DECLINE $5m annual management fee reduction providing operating leverage 19%

PAGE 13 Sales of older, less profitable aircraft generating significant cash Investment in newer aircraft accretive to revenue and bottom line Portfolio metrics improving from fleet rejuvenation Strategic approach to liability and cost management reducing costs Focus on creating value for stakeholders MAJOR TRANSFORMATION UNDERWAY

APPENDIX

PAGE 15 ADJUSTED SG&A $ in thousandsQ3 2015Q3 2014Selling, General & Administrative7,795 9,876 Less:Share-Based Compensation- (14) Withholding Taxes Paid- 41 Foreign Exchange Loss15 391 Adjusted Selling, General & Administrative7,780 9,458 Total Revenue106,239 105,543 Adjusted SG&A as a % of Total Revenue7.3%9.0%

CAPITAL STRUCTURE & LIQUIDITY SUMMARY

- FLY has $532m of unencumbered assets, which includes two aircraft held for sale at $50m

Capital Structure

($ in millions)	9/30/2015		12/31/2014		
Unrestricted cash and cash equivalents	$379		$338		
Restricted cash available to purchase aircraft	41		-		
Debt	O / S	Rate[1]	O / S	Rate[1]	Maturity
Securitization	$431	3.18%	$546	3.04%	2033
2012 Term Loan[2]	434	4.39%	452	5.19%	2019
Nord LB Facility	376	4.15%	416	4.15%	2018
CBA Debt	91	5.01%	115	4.63%	2018-2020
Bank Debt Facilities	807	3.74%	723	3.89%	2015-2027
Aircraft Acquisition Facility[3]	-	-	122	4.15%	-
Unamortized Discounts	(32)		(39)		
Total Secured Debt	$2,107	3.88%	$2,335	4.04%	
2020 Notes	375	6.75%	375	6.75%	2020
2021 Notes	325	6.38%	325	6.38%	2021
Unamortized Discounts	(9)		(11)		
Total Unsecured Debt	$691	6.58%	$689	6.58%	
Total Debt	2,798	4.55%	3,024	4.61%	
Shareholders' Equity	701		759		
Total Capitalization	$3,499		$3,783		
Net Debt to Equity[4]	3.5x		3.5x		
Secured Debt to Total Debt	75%		77%		
Total Debt to Total Capitalization	80%		80%		

(1) Represents the contractual interest rates and effect of derivative instruments and excludes the amortization of debt discounts and debt issuance costs.
(2) In April 2015, FLY re-priced its 2012 Term Loan reducing the margin by 0.75% and the LIBOR floor by 0.25%.
(3) The facility was terminated in March 2015.
(4) Represents the ratio of total debt, less unrestricted cash and cash equivalents, divided by shareholders' equity.

PAGE 16

FLY Leasing

PAGE 17 PRO FORMA EPS & BOOK VALUE $ in thousands except share data Value of proposed tender $100,000 Closing share price on November 11, 2015 $13.15 # of shares assumed repurchased on July 1, 2015 7,604,563 Sep 30, 2015 Pro forma for $100m Share Repurchase Net Income 19,929 19,929 Less: Dividends paid to vested RSUs and SARs (205) (205) Net Income Available to Shareholders 19,724 19,724 Weighted Average Shares Diluted 41,544,423 33,939,860 EPS - Diluted $0.47 $0.58 $ in thousands, except share data Sep 30, 2015 Pro forma for $100m Share Repurchase Total shareholders' equity $700,680 $700,680 Share buyback (100,000) Pro forma shareholders' equity 600,680 Shares outstanding at 9/30/15 41,327,300 41,327,300 Shares assumed repurchased at $13.15 (7,604,563) Pro forma shares outstanding 33,722,737 Book Value per share $16.95 $17.81 Pro Forma Book Value Pro Forma EPS